EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned, Temasek Holdings (Private) Limited and Tembusu Capital Pte. Ltd. hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements hereto shall also be filed on behalf of each of them.

Dated: June 7, 2012

TEMASEK HOLDINGS (PRIVATE) LIMITED

By: /s/	Cheong Kok Tim

Name:	Cheong Kok Tim
Title:	Authorized Signatory

TEMBUSU CAPITAL PTE. LTD.

By: /s/	Yeo Whye Lin Wendy

Name:	Yeo Whye Lin Wendy
Title:	Director